Exhibit 10w
AMENDMENT TO PERFORMANCE SHARE LONG TERM INCENTIVE AGREEMENT

The Performance Share Long Term Incentive Agreement between Northwest Natural Holding Company, an Oregon corporation (the “Company”), and ________ (“Recipient”) dated February ___, 202_ (the “Agreement”) is hereby amended by this amendment (the “Amendment”) as follows:

1.    Section 3.3 of the Agreement is amended to read in its entirety as follows:

“3.3 CIC Acceleration.

(a)    If Recipient is a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, Recipient shall immediately be paid the Target Share Amount if Recipient becomes entitled to a Change in Control Severance Benefit (as defined below). “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (i) after a Change in Control of the Company has occurred, (ii) because Recipient’s employment with the Employer has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Employer other than for cause, and (iii) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 3.3(a), the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.
(b)    If Recipient is not a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, Recipient shall immediately be paid the Target Share Amount if a Change in Control (as defined in Section 3.7 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 3.8 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) Recipient’s employment is terminated by the Employer (or its successor) without Cause (as defined in Section 3.6 below), or (b) Recipient’s employment is terminated by Recipient for Good Reason (as defined in Section 3.9 below).”
2.    Section 3.7(c) is amended and restated to read in its entirety as follows:

“(c) Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company or NW Natural) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities, but disregarding any Voting Securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the Voting Securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such Voting Securities, including those previously subject to a SEC Schedule 13G filing.”

3.    A new Section 9.4 is added to read in its entirety as follows:

“9.4    Notwithstanding the foregoing, if after the date of this Agreement the Company adopts a “claw-back” or similar policy, that policy as in effect at time the malfeasance is discovered by the Company triggering a claw-back shall supersede Sections 9.1 through 9.3 and shall be binding on Recipient.”
4.    A new Section 13 is added to read in its entirety as follows:

“13.    Section 409A.
13.1    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, or otherwise be exempt from Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:
(a)    Recipient shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Recipient would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A;
(b)    Amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Recipient and the Company during the six (6) month period immediately following Recipient’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Recipient’s separation from service (or, if earlier, Recipient’s date of death);
(c)    Any payment that will be in compliance with Section 409A only if payable under designations permitted by Treas. Reg. Section 1.409A-3(c), or only if payable upon termination of a deferred compensation plan pursuant to Treas. Reg. Section 1.409A-3(j)(iv), shall be made only in compliance with such regulations;
(d)    Any payment that will be in compliance with Section 409A only if payable upon a change in control event within the meaning Treas. Reg. Section 1.409A-3(i)(5) shall be made only in compliance with such regulation; and
(e)    If any severance amount payable under any other agreement that Recipient may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other agreement.
13.2 The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Recipient understands and agrees that Recipient shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Recipient on account of non-compliance with Section 409A.”
5.    Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect.

Dated: as of February __, 2023.

NORTHWEST NATURAL	RECIPIENT
HOLDING COMPANY

By:
	[_____________]	[_____________]
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